EXHIBIT 10(a)

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE SYMBOL “****” HAS BEEN INSERTED IN PLACE OF THE PORTIONS SO OMITTED.

February 20, 1997, as amended
effective September 1, 2004

Ford/Hertz Framework Supply Agreement

Agreement Objective - Ford Motor Company (“Ford”) agrees to provide vehicles to The Hertz Corporation (“Hertz”) for use in its daily rental business and Hertz agrees to acquire such vehicles. Ford and Hertz agree to negotiate in good faith on an annual basis to provide and acquire vehicles at an adequate volume and with the best possible terms and conditions. Effective September 1, 2004, this Framework Supply Agreement (i) shall only apply to Hertz U.S. Domestic fleet requirements and (ii) the term “Ford Vehicles” shall apply only to new vehicles offered for sale in the United States under the “Ford”, “Lincoln” or “Mercury” brands.

Term of Contract - September 1, 1997 to August 31, 2007 (10 years).

Ford Volume Commitment Prior to September 1, 2004, Ford agrees to provide for Hertz acquisition the lesser of 150,000 units or 55% of Hertz’ U.S. domestic fleet annually for use in its daily rental business. Ford will make its best efforts to supply 35% of Hertz European fleet and 55% of Hertz fleet requirements in its other non-U.S. operations.

Effective September 1, 2004, Ford agrees to provide for Hertz acquisition Ford Vehicles in the following volumes: **** model year 2005 Ford Vehicles; **** model year 2006 Ford Vehicles; and **** model year 2007 Ford Vehicles.

A minimum of 50% of all such vehicles shall be non-risk units (repurchase).

Hertz Volume Commitment - Prior to September 1, 2004, Hertz agrees to acquire from Ford the lesser of 150,000 units or 55% of its U.S. domestic fleet annually for use in its daily rental business. Hertz also agrees to acquire 35% of its European fleet from Ford and 55% of its fleet for other non-U.S. operations from Ford.

Effective September 1, 2004, Hertz agrees to acquire from Ford the following volumes of Ford Vehicles: **** model year 2005 Ford Vehicles; **** model year 2006 Ford Vehicles; and **** model year 2007 Ford Vehicles.

A minimum of 50% of all such vehicles shall be non-risk units (repurchase).

and $255 million was long-term. At September 30,

Competitive Supply - Ford will strive to develop fleet offerings for use in the daily rental business that shall be competitive with those similar offerings by other automotive manufacturers, as to terms and conditions. In addition, Ford will make available to Hertz, Ford vehicles on terms that are no less favorable than Ford makes available to other daily rental companies, excluding franchised Ford and Lincoln-Mercury Dealers.

Other Automotive Manufacturers - Hertz and its affiliates, in their discretion, may enter into vehicle supply agreements with other automotive manufacturers in the U.S. and in other countries, including Ford brands in other countries, effective September 1, 2004. Any such agreements may not alter or affect Hertz’s obligations under this Framework Supply Agreement.

FORD MOTOR COMPANY	THE HERTZ CORPORATION

By: /s/ James G. O’Connor	By: /s/ Craig R. Koch
James G. O’Connor 9/7/04	Craig R. Koch 9/10/04
Ford Motor Company	The Hertz Corporation